Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

July 3, 2024

TD Securities (USA) LLC

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

and the other several Underwriters

named in Schedule I of the Underwriting

Agreement referred to below

c/o	TD Securities (USA) LLC

1 Vanderbilt Avenue, 11th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a Canadian chartered bank (the “Bank”), in connection with (i) the purchase by you of US$750,000,000 aggregate principal amount of 7.250% Fixed Rate Reset Limited Recourse Capital Notes, Series 4 (Non-Viability Contingent Capital (NVCC)) (the “Notes”) issued by the Bank, pursuant to the Underwriting Agreement, dated June 24, 2024 (the “Underwriting Agreement”), between the Bank and TD Securities (USA) LLC as representative of the other several underwriters named therein (collectively, the “Underwriters”), and (ii) the issuance to the TD LRCN Limited Recourse Trust (the “Trust”) of 750,000 Non-Cumulative 7.250% Fixed Rate Reset Preferred Shares, Series 31 (Non-Viability Contingent Capital (NVCC)), with no par value (the “Preferred Shares” and, together with the Notes, the “Securities”), issued by the Bank. The Preferred Shares will be convertible into common shares, with no par value, of the Bank in certain circumstances.

BEIJING  HONG KONG  HOUSTON  LONDON  LOS ANGELES  PALO ALTO  SÃO PAULO  TOKYO  WASHINGTON, D.C.

TD Securities (USA) LLC, et al.	2	July 3, 2024

We have examined the Registration Statement on Form F-3 (File No. 333-262557) (the “Registration Statement”) filed by the Bank under the U.S. Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act; the prospectus dated March 4, 2022 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement relating to the Securities dated June 24, 2024 (together with the Base Prospectus, the “Preliminary Prospectus”), filed by the Bank pursuant to Rule 424(b) of the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act and the prospectus supplement dated June 24, 2024 relating to the Securities (together with the Base Prospectus, the “Prospectus”), filed by the Bank pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, in each case, including the documents filed by the Bank under the U.S. Securities Exchange Act of 1934, as amended, that are incorporated by reference in each of the Preliminary Prospectus and the Prospectus, as the case may be; the pricing term sheet dated June 24, 2024 relating to the Securities, filed by the Bank as a free writing prospectus pursuant to Rule 433 of the rules and regulations of the Commission under the Securities Act (the “Pricing Term Sheet” and, together with the Preliminary Prospectus, the “Pricing Disclosure Package”); the Underwriting Agreement; the Subscription Agreement for Preferred Shares, dated June 28, 2024, between the Bank and the Trust; the Indenture, dated as of September 15, 2016 (the “Base Indenture”), among the Bank, Computershare Trust Company, National Association, as U.S. trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada, as Canadian trustee (together with the U.S. Trustee, the “Trustees”), relating to the Notes,

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as supplemented by the Third Supplemental Indenture, dated as of July 3, 2024 (together with the Base Indenture, the “Indenture”), among the Bank and the Trustees, relating to the Notes; duplicates of the global notes representing the Notes; the Terms of Non-Cumulative Fixed Rate Reset Class A First Preferred Shares Series 31 (Non-Viability Contingent Capital (NVCC)) (the “Share Terms”) establishing the terms of the Preferred Shares expected to be filed with The System for Electronic Document Analysis and Retrieval (SEDAR); and a copy of the share certificate representing the Preferred Shares.

We have relied as to matters of fact upon the representations and warranties contained in the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have further assumed that (1) the Bank is validly existing and in good standing under Canadian law and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture, the Notes and the Preferred Shares, as applicable, in accordance with the Bank Act (Canada), the Bank’s by-laws and Canadian law, (2) the execution, issuance, delivery and performance by the Bank of the Underwriting

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Agreement, the Indenture, the Notes and the Preferred Shares, as applicable, do not constitute a breach or violation of the Bank Act (Canada) or the Bank’s by-laws, or violate Canadian law or the law of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the federal law of the United States) and (3) the execution, issuance, delivery and performance by the Bank of the Underwriting Agreement, the Indenture, the Notes and the Preferred Shares, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Bank (except that the assumption set forth in this clause (3) is not made with respect to the agreements or instruments identified on the annexed Schedule I). We have also assumed the Preferred Shares have been duly authorized, and are validly issued, fully paid and non-assessable. In addition, in rendering the opinion set forth in paragraph 10, we have assumed that the Underwriting Agreement is a validly and legally binding obligation of the Underwriters.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Indenture has been duly executed and delivered by the Bank in accordance with the law of the State of New York and duly qualified under the U.S. Trust Indenture Act of 1939, as amended, and, assuming that the Indenture is the valid and legally binding obligation of the Trustees, the Indenture constitutes a valid and legally binding obligation of the Bank enforceable against the Bank in accordance with its terms; provided, however, that we express no opinion with respect to the subordination provisions of the Indenture or the provisions of the Indenture relating to a Contingent Conversion upon a Trigger Event (as such terms are defined in the Indenture) that, under the terms of the Indenture, are governed by the law of the Province of Ontario and the federal law of Canada applicable therein.

2. The Notes have been duly issued by the Bank in accordance with the law of the State of New York and, assuming due authentication thereof by the U.S. Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms and entitled to the benefits of the Indenture; provided, however, that we express no opinion with respect to the subordination provisions of the Notes or the provisions of the Notes relating to a Contingent Conversion upon a Trigger Event (as such terms are defined in the Indenture) that, under the terms of the Notes, are governed by the law of the Province of Ontario and the federal law of Canada applicable therein.

TD Securities (USA) LLC, et al.	5	July 3, 2024

3. The Underwriting Agreement has been duly executed and delivered by the Bank in accordance with the law of the State of New York.

4. The issue and sale of the Notes by the Bank, the issue of the Preferred Shares by the Bank, the execution, delivery and compliance by the Bank with the Underwriting Agreement and the execution and delivery by the Bank of the Indenture will not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument identified on the annexed Schedule I, nor will such actions violate any U.S. federal or New York State statute or any rule or regulation that has been issued pursuant to any U.S. federal or New York State statute, except that it is understood that no opinion is given in this paragraph 4 with respect to any U.S. federal or state securities law or any rule or regulation issued pursuant to any U.S. federal or state securities law.

5. No consent, approval, authorization or order of, or registration or qualification with, any U.S. federal or New York State governmental agency or body or, to our knowledge, any U.S. federal or New York State court is required for the issue and sale of the Notes by the Bank, the issue of the Preferred Shares by the Bank, the execution, delivery and performance by the Bank of the Underwriting Agreement, and the execution and delivery by the Bank of the Indenture, except that it is understood that no opinion is given in this paragraph 5 with respect to any U.S. federal or state securities law or any rule or regulation issued pursuant to any U.S. federal or state securities law.

6. The Registration Statement has become effective under the Securities Act; and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or threatened by the Commission.

7. The statements made in the Pricing Disclosure Package and the Prospectus under the captions “Description of the Notes” and “Description of the Debt Securities” (including, in the case of the Pricing Disclosure Package, the information set forth in the Pricing Term Sheet), insofar as they purport to constitute summaries of certain terms of the Indenture and the Notes referred to therein, constitute accurate summaries of such terms in all material respects; provided that we express no opinion with respect to the statements with respect to the subordination provisions of the Indenture or the Notes or the provisions of the Indenture or the Notes relating to a Contingent Conversion upon a Trigger Event (as such terms are defined in the Indenture) that, under the terms of the Indenture, are governed by the law of the Province of Ontario and the federal law of Canada applicable therein.

8. The statements made in each of the Pricing Disclosure Package and the Prospectus under the caption “Tax Consequences—United States Taxation,” as supplemented by the statements made in each of the Pricing Disclosure Package and the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

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9. The Bank is not an “investment company” within the meaning of and subject to regulation under the U.S. Investment Company Act of 1940, as amended.

10. Assuming that such submission to jurisdiction is valid under Canadian law, under the federal law of the United States and the law of the State of New York relating to submission to personal jurisdiction, the Bank has validly submitted to the personal jurisdiction of the U.S. federal and New York State courts in The City of New York in any suit, action or proceeding arising out of or relating to the Underwriting Agreement pursuant to Section 15 of the Underwriting Agreement and has validly appointed Glenn Gibson as its authorized agent for the purpose described in Section 15 of the Underwriting Agreement.

Our opinions set forth in paragraphs 1, 2 and 10 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. Our opinions set forth in paragraphs 1, 2 and 7 above are further limited by considerations of public policy.

Our opinions set forth in paragraphs 4 and 5 above are limited to our review of only the statutes, rules and regulations that, in our experience, are customarily applicable to transactions of the type provided for in the Underwriting Agreement and exclude statutes, rules and regulations that are part of a regulatory scheme applicable to any party or any of their affiliates due to the specific assets or business of such party or such affiliates. No opinion is expressed in paragraph 4 as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount or based, in whole or in part, on ratio or percentage in any of the agreements or instruments identified in Schedule I.

TD Securities (USA) LLC, et al.	7	July 3, 2024

In connection with the provisions of the Indenture and the comparable provisions of the Notes whereby the parties thereto submit to the jurisdiction of the U.S. federal and New York State courts in The City of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on U.S. federal court jurisdiction. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a U.S. district court has discretion to transfer an action from one U.S. federal court to another, and we also note that a New York State court and a U.S. district court may dismiss an action on the ground that such court is an improper venue or inconvenient forum. We note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Bank is subject to the Uniform Foreign Country Money-Judgments Recognition Act (53 N.Y.C.P.L.R. §5301, et seq.).

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that you will be relying with respect to all matters of Canadian law on the opinion of McCarthy Tétrault LLP, Canadian counsel to the Bank, dated the date hereof.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP SIMPSON THACHER & BARTLETT LLP

Schedule I

•	Indenture between The Toronto-Dominion Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York) dated June 30, 2006 related to the senior debt securities.

•

First Supplemental Indenture, dated September 24, 2018, to the Indenture, dated June 30, 2006, between The Toronto-Dominion Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York).